Exhibit 10.2

EXECUTION COPY

July 21, 2014

Steven Mnuchin
c/o CIT Group Inc.
One CIT Drive
Livingston, NJ 07039

Dear Steven,

This offer letter (this “Offer Letter”) memorializes our discussions concerning your role at CIT Group Inc. (“CIT”) following the consummation of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger among CIT, IMB Holdco LLC (“OneWest”), Carbon Merger Sub LLC and JCF III HoldCo I L.P., dated as of the date hereof (the “Merger Agreement”). We believe that your continued service through and following the consummation of the Merger will greatly contribute to the successful integration of CIT and OneWest and the future success of the combined enterprise.

Positions and Reporting. Following the Effective Time (as defined in the Merger Agreement), you will be appointed as the Vice Chairman of CIT and Chairman of the Surviving Bank (as defined in the Merger Agreement), a subsidiary of CIT (which position, for the avoidance of doubt, is not Chairman of the Board of Directors of the Surviving Bank), and a member of the Board of Directors of CIT (the “Board”), reporting directly to the Chief Executive Officer of CIT. In such positions, you will have such duties and responsibilities as are assigned to you by the Chief Executive Officer of CIT from time to time, provided such duties and responsibilities will not be inconsistent with such positions. While employed, you will dedicate substantially all of your business time and attention to your duties and responsibilities with CIT and its affiliates. Without limiting the generality of the foregoing, you will be permitted to continue in your role as Chairman and Chief Executive Officer of Dune Capital Management (and its controlled affiliates) and will be permitted to continue to manage outside investments, in each case, so long as such outside activities do not, in the reasonable determination of the General Counsel of CIT, (i) give rise to a conflict of interest with CIT or its affiliates, (ii) result in a breach of your fiduciary duties, including those related to corporate opportunity, to CIT and its affiliates or a breach of any restrictive covenant agreement between you and CIT or its affiliates or (iii) otherwise interfere with the performance of your duties to CIT and its affiliates. If you disagree with such determination, you may appeal to the Nominating and Governance Committee of the Board.

Total Target Opportunity. In respect of performance during each of the 2015, 2016 and 2017 fiscal years of CIT, you will have a total target annual compensation opportunity, currently consisting of annual base salary, target annual incentive opportunity and target long-term incentive opportunity, equal to $4,500,000 (the “Total Target Opportunity”). The actual payout of the incentive components of the Total Target Opportunity will be based on, among other things, your performance and CIT’s results. The Total Target Opportunity will be allocated in the manner determined by the Compensation Committee of the Board (the “Committee”) consistent with the allocations applicable to similarly situated executives of CIT and its affiliates (other than the Chief Executive Officer of CIT) (the “Peer Executives”), provided that in no event will your annual base salary (payable bi-weekly) be less than $750,000. Except as expressly provided herein, eligibility to receive incentive awards in respect of the Total Target Opportunity, as well as the terms and conditions under which they may be granted, may change from time to time at the

CIT Group Inc.

1 CIT Drive

Livingston, NJ 07039

Steven Mnuchin

sole discretion of the Committee. Except for the compensation described herein, you will not be entitled to any compensation for your services as a member of the Board or the board of directors of any of CIT’s affiliates, including retainer fees and other amounts that might be paid to other members of any such boards and the committees thereof.

Severance Upon Certain Terminations of Employment. If during the three (3)-year period following the Effective Time (the “Term”), your employment is terminated without Cause (as defined below) or you resign for Good Reason (as defined below), you will be paid a lump sum amount (as soon as reasonably practicable after the date on which the Release (as defined below) becomes effective in accordance with its terms)) equal to (i)(A) the product of $375,000, multiplied by the number of full and partial months remaining in the Term, minus (B) the grant date fair value of any long-term incentive awards granted in respect of the Total Target Opportunity in the year of termination (not to exceed the amount equal to the portion of the Total Target Opportunity attributable to long-term incentive awards for such year), plus (ii) 102% of the medical premiums for the remainder of the Term; provided, however, if the cash severance amount that would be payable to you under the CIT Employee Severance Plan as in effect from time to time (the “Severance Plan”), based on participation at the Executive Management Committee level, is greater than the amount contemplated by the foregoing clause, you will instead be paid the amount payable under the Severance Plan but in accordance with the terms and conditions of this Offer Letter. Any severance payments will be contingent upon your execution and non-revocation of a release of claims in favor of CIT and its affiliates in the form customarily used by CIT under the Severance Plan (the “Release”), which Release must be signed by you and returned to CIT within thirty (30) days of your date of termination and become effective in accordance with its terms. The payments and benefits specified herein on a termination of employment without Cause or for Good Reason are the only benefits to which you are entitled upon a termination of employment without Cause or for Good Reason, except for any rights expressly set forth in any equity award agreements in respect of CIT common stock to which you are a party or any rights to vested benefits as of your date of termination pursuant to the terms of the CIT employee benefit plans in which you participate. Upon your termination of employment for any reason, you will promptly resign from all positions, including, any director positions, with CIT and its affiliates.

For purposes of this Offer Letter, “Cause” means: (i) the commission of a misdemeanor involving moral turpitude or a felony; (ii) your acts or omissions that cause or may reasonably be expected to cause material injury to CIT and its Affiliates (as defined in the CIT Amended and Restated Long-Term Incentive Plan) ( the “CIT Group”), its vendors, customers, business partners or affiliates or that results or is intended to result in personal gain at the expense of the CIT Group, its vendors, customers, business partners or affiliates; (iii) your substantial and continuing neglect of your job responsibilities for the CIT Group (including excessive unauthorized absenteeism); (iv) your failure to comply with, or violation of, the CIT Group’s Code of Business Conduct; (v) your acts or omissions, whether or not performed in the workplace, that preclude your employment with any member of the CIT Group by virtue of Section 19 of the Federal Deposit Insurance Act; or (vi) your violation of any federal or state securities or banking laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or exchange or association of which you or a member of the CIT Group is a member.

For purposes of this Offer Letter, “Good Reason” means, without your consent: (i) a material diminution of your annual base salary as set forth in this Offer Letter (except in the event of a compensation reduction applicable to you and other employees of comparable rank and/or status); (ii) a material diminution of your duties and responsibilities from those in effect as of immediately following the Effective Time; (iii) your reassignment to a work location that is more than

Steven Mnuchin

fifty (50) miles from your immediately preceding work location and which increases the distance you have to commute to work by more than fifty (50) miles; or (iv) a material breach by CIT of this Offer Letter; provided that, a termination for Good Reason will not occur unless (A) you have provided CIT written notice specifying in detail the alleged condition of Good Reason within thirty (30) days of the occurrence of such condition; (B) CIT has failed to cure such alleged condition within ninety (90) days following CIT’s receipt of such written notice; and (C) if the Committee (or its designee) has determined that CIT has failed to cure such alleged condition, your termination of employment occurs within five (5) days following the end of such 90-day cure period.

Employee Benefits. While employed during the Term, you will be eligible to participate in the employee benefit plans and perquisites provided to Peer Executives, other than participation in the Severance Plan; provided that, following the Term, you will be eligible to participate in the Severance Plan at the Executive Management Committee level. You will be eligible for twenty (20) vacation days per full calendar year. Based on your position, you may be required to comply with banking regulations regarding mandatory time away which, if applicable, must be taken as part of your eligible vacation time. In addition, you will be eligible for company paid holidays and personal days in accordance with CIT’s time off policy. While employed during the Term, you will be entitled to be provided with security services similar to those provided by OneWest prior to the Effective Time.

Employment Policies. As part of your employment with CIT and its affiliates, you agree to abide by all of CIT’s policies and procedures as they presently exist, and as they are amended from time to time, including, without limitation, any claw back or recoupment policies. Without limiting the generality of the foregoing, in your role, you will be subject to CIT’s Executive Equity Ownership and Retention Policy as in effect from time to time (the “Retention Policy”) and generally will be required to own the greater of (i) a minimum amount of “Stock” (as defined in the Retention Policy) based on a multiple of your base salary or (ii) a number of “Covered Shares” (as defined in the Retention Policy) currently equal to at least 50% of the vested, after-tax compensation-related equity awards granted to you by CIT. For the avoidance of doubt, shares of CIT common stock received by you after the Effective Time will be treated as “Covered Shares”, but shares received in consideration for OneWest equity in connection with the Merger will not. To the extent there is any inconsistency between the description of the Retention Policy requirements herein and the actual terms of the policy, the language of the Retention Policy will govern.

Miscellaneous.

CIT’s obligations under this Offer Letter will become effective upon the occurrence of the Effective Time subject to your continued employment with OneWest as of the Effective Time. CIT’s obligations under this Offer Letter are contingent upon (i) you subjecting to a vote, in accordance with Q&A/ 6 and 7 of the regulations under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, all payments and benefits that could reasonably be viewed as “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), including the payments and RSU awards contemplated by this Offer Letter, and using reasonable best efforts to cause OneWest to seek approval of such payments and awards in accordance with Q&A/6 and 7 of the regulations under Section 280G of the Code from the interest holders of OneWest or any applicable affiliate (the form of which vote and any required waiver will be reasonably satisfactory to CIT), prior to the Effective Time, and (ii) your execution of CIT’s Non Competition, Non-Solicitation and Confidentiality

Steven Mnuchin

Agreement (the “Confidentiality Agreement”), a copy of which Confidentiality Agreement is enclosed for your signature simultaneous with your signing of this Offer Letter.

CIT and you intend that the benefits and payments described in this Offer Letter will comply with the requirements of Section 409A of the Code, and the regulations, guidance and other interpretative authority issued thereunder to the extent subject thereto, or an exemption to Section 409A of the Code, and that this Offer Letter will be interpreted and construed consistent with that intent. Any benefits or payments that qualify for the “short-term deferral” exception, the “separation pay” exception or another exception under Section 409A of the Code will be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Offer Letter will be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts. In no event may you, directly or indirectly, designate the calendar year of any payment under this Offer Letter.

This Offer Letter is governed by the law of the State of New York, without giving effect to any conflicts of laws provisions.

This Offer Letter and the Confidentiality Agreement set forth the terms of your employment with CIT and supersede any and all prior oral or written agreements, term sheets or communications made in connection with the negotiation of this Offer Letter. This Offer Letter and the Confidentiality Agreement do not supersede or amend in any way the Selling Interestholder Restrictive Covenant Agreement, dated as of the date hereof, and entered into by you in connection with the Merger Agreement in your capacity as a selling interestholder in the Merger, which covenants will be in addition to the covenants under the Confidentiality Agreement. Except for the Selling Interestholder Restrictive Covenant Agreement, the covenants contained in the Confidentiality Agreement will be the sole covenants to which you will be bound or be required to be party to (including with respect to compensation payable in satisfaction of the Total Target Opportunity during the Term) in connection with your employment during the Term. Notwithstanding the terms of the non-competition restriction in the Selling Interestholder Restrictive Covenant Agreement or the Confidentiality Agreement, following your termination of employment with CIT and its affiliates, it shall not be a violation of the non-competition restrictions set forth therein for you to provide services to a private equity firm, hedge fund or investment manager (or the controlled affiliates of any such entity) that has five (5)% or less of its assets (determined on an aggregate basis) invested in businesses that compete with those of CIT and its affiliates, provided that you do not advise any such entities with respect to CIT and its affiliates.

Notwithstanding anything contained in this Offer Letter, the nature of your employment remains “at-will”. As a result, either you or CIT may terminate your employment relationship at any time for any reason, with or without cause and with or without notice. If your employment with CIT terminates at any time for any reason, the compensation outlined in this Offer Letter will cease to be in effect as of your last day of employment, except as expressly provided above in this Offer Letter with respect to certain terminations of employment during the Term or as expressly provided under any other equity award agreements or any rights to vested benefits as of your date of termination pursuant to the terms of the CIT employee benefit plans in which you participate.

Steven Mnuchin

Your signature below and on the Confidentiality Agreement indicate that you understand and agree to the terms set forth in this Offer Letter and the Confidentiality Agreement. No changes to the foregoing are valid unless authorized and signed by you and the Chief Executive Officer, the General Counsel and/or either of their designees. In addition, no one at CIT is authorized to vary the terms of this Offer Letter and the Confidentiality Agreement except the Chief Executive Officer, the General Counsel and/or either of their designees. An additional copy of this Offer Letter and the Confidentiality Agreement are enclosed for your records.

[Signature Pages Follow]

Steven Mnuchin

We are looking forward to your joining CIT during this period of growth and transformation.

Sincerely,

/s/ Robert J. Ingato______________________

Name:	Robert J. Ingato
Title:	Executive Vice President, General Counsel and Secretary

Steven Mnuchin

Agreed and accepted:

/s/ Steven Mnuchin	7/21/14
Steven Mnuchin	Date

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